Exhibit 3.2

AMENDED
ARTICLES OF INCORPORATION
OF
OPTIMUMBANK HOLDINGS, INC.

ARTICLE I

The name of the corporation shall be OptimumBank Holding, Inc. and its mailing address and initial principal place of business shall be 10197 Cleary Boulevard, Plantation, Florida 33324.

ARTICLE II

The purpose for which the corporation is organized is to become a bank holding company and to conduct any and all business which lawfully may be conducted by corporations under the laws of the State of Florida as now existing or as hereafter amended or modified.

ARTICLE III

(a) The aggregate number of shares of stock of all classes that the corporation shall have authority to issue is 16,000,000 shares, of which 10,000,000 shares shall be common stock, $.01 par value per share (“Common Stock”), and of which 6,000,000 shares shall be preferred stock, no par value (“Preferred Stock”).

(b) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article III and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock roto one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series, Bach series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine lo issue as a pan of the series, The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rata it such events as the Board of Directors shall determine;

(y) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

(vii) Any other relative rights, preferences and limitations of that series.

(d) The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Corporation. ]

ARTICLE IV

The street address of the corporation’s initial registered office is 10197 Cleary Boulevard, Plantation, Florida 33324, and the name of the initial registered agent at that office is Albert J. Finch.

ARTICLE V

The name and address of the incorporator is Albert J. Finch, 10197 Cleary Boulevard, Plantation, FL 33324.

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OPTIMUMBANK HOLDINGS, INC.

DESIGNATION OF SERIES A PREFERRED STOCK

RESOLVED, that a series of the class of authorized preferred stock, no par value, consisting of 100 shares of the Corporation is hereby created, and that the designation thereof and the rights, preferences, privileges and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as may be amended from time to time, are as follows:

1. Designation. The designation of the series of preferred stock shall be 10.0% Series A Cumulative Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). Series A Preferred Stock will rank equally with any Parity Stock, if any, and will rank senior to any Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

2. Number of Shares. The Series A Preferred Stock is a single series of authorized preferred stock consisting of 100 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of an amendment pursuant to the provisions of the Florida Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. The additional shares of Series A Preferred Stock would form a single series with the outstanding Series A Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3. Definitions.

(a) As used herein with respect to Series A Preferred Stock:

(i) “Business Day” means each weekday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in Ft. Lauderdale, Florida.

(ii) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(iii) “Corporation” means OptimumBank Holdings, Inc.

(iv) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(v) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(vi) “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

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(vii) “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(viii) “Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation out of legally available assets, cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series A Preferred Stock. These dividends will be payable annually in arrears, on December 31 of each year, with each such date being referred to herein as a “Dividend Payment Date”. Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 10.0%. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Preferred Stock. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

(b) Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will be deemed to have accrued and shall be thereafter payable in the manner specified in Section 4(a).

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(c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during any dividend period, unless, in the case of each of clauses (i), (ii) and (iii) above, all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Parity Stock or Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, after satisfaction of liabilities to the Corporation’s creditors, and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share plus all accrued and unpaid dividends on the Series A Preferred Stock. Any holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution or owed to those holders plus all accrued and unpaid dividends on the Series A Preferred Stock.

(c) Residual Distributions. If the liquidation preference plus all accrued and unpaid dividends on the Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

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(d) Merger, Consolidation and Sale of Assets Not Liquidation.

(i) The following events shall be considered a liquidation under this Section 5:

(A) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (an “Acquisition”); or

(B) A sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

(ii) In either of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on exchange over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

6. Voting Rights. Except as provided below and otherwise provided by law, the holders of the Series A Preferred Stock will have no voting rights.

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(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designations or any other certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series A Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) The voting rights granted in Sections 6(a) and (b) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

7. Conversion. The holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

8. Rank. Notwithstanding anything set forth in the Articles of Incorporation or this Articles of Designations to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

9. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

10. No Sinking Fund. Shares of Series A Preferred Stock are not subject to any mandatory redemption sinking fund or other similar provision.

11. Preemptive Rights. The holders of shares of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

13. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Articles of Incorporation or Bylaws of the Corporation or by applicable law.

14. Stock Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

15. Other Rights. The Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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OPTIMUMBANK HOLDINGS, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

WHEREAS, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to 6,000,000 shares of preferred stock, no par value, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, pursuant to the authority granted to the Board under the Articles of Incorporation and the FBCA, the Board previously established a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) pursuant to a Certificate of Designation (the “Original Certificate of Designation”) filed by the Company with the State of Florida Secretary of State on June 23, 2020;

WHEREAS, pursuant to the authority granted to the Board under the Articles of Incorporation and the FBCA, the Board amended and restated the Original Certificate of Designation in order to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 100 shares to 280 shares, pursuant to an Amended and Restated Certificate of Designation (the “Amended and Restated Certificate of Designation”) filed by the Company with the State of Florida Secretary of State on September 29, 2020;

WHEREAS, the Board has determined that it is in the best interest of the Company to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 280 shares to 560 shares;

WHEREAS, the holder of all of the outstanding shares of the Series B Preferred Stock has approved the increase in the number of shares of Series B Preferred Stock that the Company is authorized to issue from 280 shares to 560 shares;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby amend the Amended and Restated Certificate of Designation in order to increase the number of shares of Series B Preferred Stock that the Company is authorized to issue from 280 shares to 560 shares; and

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FURTHER RESOLVED, that the Board hereby amends and restates Original Certificate of Designation to reflect the increase in the number of shares of Series B Preferred Stock, as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be five hundred sixty (560). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth in this Certificate of Designation.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” has the meaning set forth in Section 7.1.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series B Preferred Stock in accordance with the terms of Section 7.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series B Original Issue Price” means, with respect to any Share on any given date, $25,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series B Preferred Stock).

“Series B Preferred Stock” has the meaning set forth in Section 1.

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“Share” means a share of Series B Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” has the meaning set forth in Section 6.1(a)(1).

3. Rank. Except as otherwise expressly set forth in this Certificate of Designation, all Shares of the Series B Preferred Stock shall rank senior to all Junior Securities, with respect to payment or distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends.

4.1 Participating Dividends. Except as otherwise provided in Section 5.1, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 7 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per Share equal to the greater of (i) the Series B Original Issue Price, or (ii) such amount per Share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”).

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

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5.3 Notice.

(a) Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

(b) Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

6. Voting.

6.1 Except as provided below and otherwise provided by law, the holders of the Series B Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the Shares of the Series B Preferred Stock at the time outstanding, voting separately as a class (a “Supermajority Interest”), shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designation or any other certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series B Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series B Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of a Supermajority Interest of the Series B Preferred Stock shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon any Liquidation of the Corporation.

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7. Conversion.

7.1 Right to Convert.

(a) Subject to the provisions of this Section 7, including fulfillment of the conditions set forth in Section 7.1(a), at any time and from time to time on or after the Date of Issuance, the Corporation shall have the right by written election to the holders of the outstanding Shares of Series B Preferred Stock to convert all or any portion of the outstanding Shares of Series B Preferred Stock (including any fraction of a Share) held by the holders into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Series B Original Issue Price thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per Share (the “Conversion Price”) shall be $2.50 per Share, subject to adjustment as applicable in accordance with Section 7.6 below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

7.2 Limitations on Conversion. The right of the Corporation to convert any of the Shares of the Series B Preferred Stock under this Section 7 shall be subject to the prior fulfillment of the following conditions:

(a) Such conversion shall have been by approved by the holders of a majority of the outstanding Common Stock of the Company; and

(b) Such conversion shall not result in any holder of the Series B Preferred Stock and any Persons with whom the holder may be acting in concert, becoming Beneficial Owners of more than 9.9% of the outstanding shares of the Common Stock. For purposes of this subsection, the term “Beneficial Owner” shall have the meaning given to such term in SEC Rule 13d-3.

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7.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Conversion. In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 7.1, the Corporation shall notify the holders of the Series B Preferred Stock at least twenty (20) days prior to the effective date on of any conversion, that the Corporation has elected to exercise its right to convert the Series B Preferred Stock, the number of Shares that the Corporation has elected to convert and the effective date of the conversion of such Shares (the “Conversion Date”), provided that any such conversion shall be subject to the fulfillment of the conditions set forth in Section 7.2. Upon receipt of such notice, each holder of Shares of Series B Preferred Stock shall promptly certify to the Corporation, the number of shares of Common Stock Beneficially Owned by such holder, and whether the holder is acting in concert with any other Person in connection with its equity interest in the Corporation. Additionally, upon receipt of such notice, each holder of Shares of Series B Preferred Stock in certificated form that are to be converted shall surrender such certificate or certificates for such Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

(b) As soon as practicable after the Conversion Date and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 7.1(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(c) All Shares of Series B Preferred Stock converted as provided in this Section 7.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

7.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Preferred Stock.

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7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

7.6 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series B Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.6.

(a) Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall be proportionately decreased. Any adjustment under this Section 7.6(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation or Merger.

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(i) In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or (iii) other similar transaction (other than any such transaction covered by Section 5 or Section 7.6(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall, immediately after such reorganization, reclassification or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 7.6(b)(i) shall thereafter be applicable, as nearly as possible, to the Series B Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series B Preferred Stock. The provisions of this Section 7.5(b)(i) shall similarly apply to successive reorganizations, reclassifications or similar transactions. The Corporation shall not affect any such reorganization, reclassification or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series B Preferred Stock such cash, stock, securities or other assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series B Preferred Stock.

(ii) In the event of any consolidation or merger of the Corporation with or into another Person, in each case which entitles the holders of Common Stock to receive cash, stock, securities or other consideration with respect to or in exchange for Common Stock, each Share of Series B Preferred Stock shall as a result of such consolidation or merger, be converted, without any action on the part of the holder, into the right to receive the cash, stock, securities or other consideration to which such Share would have been entitled upon such consolidation or merger if the Share had been converted in full immediately prior to the time of such consolidation or merger (without taking into account any limitations or restrictions on the convertibility of such Share, if any).

(iii) Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 7.6(b), each holder of Shares of Series B Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction), instead of giving effect to the provisions contained in this Section 7.6(b) with respect to such holder’s Series B Preferred Stock.

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(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series B Preferred Stock, but in any event not later than ten (10) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series B Preferred Stock held by such holder.

(d) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, of any consolidation or merger of the Corporation with or into another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series B Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Conversion Shares.

8. Reissuance of Series B Preferred Stock. Any Shares of Series B Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

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9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Preemptive Rights. The holders of shares of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

12. Other Rights. The Series B Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

13. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest of the Series B Preferred Stock, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock; provided, that no such action shall change or waive (a) the definition of Series B Liquidation Amount, (b) the amount of dividends payable on the Series B Preferred Stock pursuant to Section 4, or (c) this Section 13, without the prior written consent of each holder of outstanding Shares of Series B Preferred Stock.

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